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                                                                    EXHIBIT 4(c)


                           TAX SHELTERED ANNUITY RIDER

This Rider is part of the Policy. The policy is issued in connection with a tax sheltered annuity plan described in Section 403(b) of the Internal Revenue Code of 1986, as amended (the "Code"). The following provisions apply and replace any contrary policy provisions. The owner is responsible for determining that contributions and distributions under this policy comply with the following provisions:

1.      The annuitant shall be the sole owner.

2. The Policy may not be transferred, sold assigned, discounted or pledged either as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than the company.

3. The annuity commencement date (annuity date) is the date your entire interest (value of the annuity) will be distributed or commence to be distributed. The annuity date shall not be later than the required beginning date, which is: a) April 1 of the calendar year following the calendar year in which you attain age 701/2; or b) for a government or church sponsored TSA plan, April 1 of the calendar year following the later of the calendar year in which you retire or attain age 701/2.

4. With respect to any amount which becomes payable under the policy during your lifetime:

        (a) such payment shall commence on or before the required beginning date: and
        (b) such payment shall be payable in substantially equal amounts, not less frequently than annually.

        The entire interest in the policy shall be distributed as follows:

        (a) over your life; or
        (b) over the lives of you and your designated beneficiary; or
        (c) over a period certain not exceeding your life expectancy; or
        (d) over the joint and last survivor life expectancy of you and your designated beneficiary.

         As the entire interest is to be distributed in other than one lump sum, then the amount to be distributed each year (commencing with the required beginning date and each year thereafter) shall be determined in accordance with Code Section 403(b)(10) and the regulations thereunder.

5. If you die after distribution of your interest has commenced, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used immediately before your death.

6. If you die before distribution has commenced, the entire interest shall be distributed no later than December 31 of the calendar year in which the fifth anniversary of your death occurs. However, proceeds payable to a named beneficiary who is a natural person may be distributed in substantially equal installments over the lifetime of the beneficiary or a period certain not exceeding the life expectancy of the beneficiary provided such distribution commences not later than December 31 of the calendar year following the calendar year in which your death occurred.

        (a) If your surviving spouse is the beneficiary, the beneficiary may elect to receive equal or substantially equal payments over their life or life expectancy commencing at any date prior to the date on which you would have attained age 701/2. Such election shall be made by December 31 of the calendar year in which the fifth anniversary of your death occurs. Payments shall be calculated in accordance with Code Section 403(b)(10) and regulations thereunder. For the purposes of the requirement, any amount paid to your child shall be treated as if it had been paid to the surviving spouse if the remainder of the interest becomes payable to the surviving spouse when the child reaches the age of majority.
        (b) If you surviving spouse is not the beneficiary, the method of distribution selected will assure that: 1)at least 50% of the present value of the amount available for distribution is paid within your life expectancy; and 2) that such method of distribution complies with the requirements of Code Section 403(b)(10) and the regulations thereunder.



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                                                                    EXHIBIT 4(c)


7. For purposes of the foregoing provisions, life expectancy and joint and survivor life expectancy shall be determined by use of the expected return multiples in Tables V and VI of treasury Regulation Section 1.72-9 in accordance with Code Section 403(b)(10) and the regulations thereunder.

        For distributions under paragraph 4 of this rider, your life expectancy or, if applicable, the joint and last survivor life expectancy of you and your beneficiary, will be initially determined on the basis of attained ages in the year you reach ages 701/2.

        For distributions under paragraph 6 of this rider, life expectancy shall be initially determined on the basis of the beneficiary's attained age in the year the distributions are required to commence. Unless you (or your spouse) elects otherwise prior to the date distributions are required to commence, your life expectancy and, if applicable, your spouse's life expectancy shall be recalculated annually base on attained ages in the year for which the required distribution is being determined. The life expectancy of a nonspouse beneficiary shall not be recalculated.

        For distributions other than in the form of life income or join life income, the annual distribution required to be made by the required beginning date is for the calendar year in which you reached 70 1/2. Annual payments for subsequent years, including the year in which the required beginning date occurs, must be made by December 31 of the year. the amount distributed for each year shall equal or exceed the annuity value as of the close of business on December 31 of the preceding year, divided by the applicable life expectancy or joint last survivor life expectancy.

8. Distributions shall not be made prior to the date you attain age 59 1/2, separate from service, die, become disabled, or incur a hardship within the meaning of Code Section 403(b)(11), to the extent such distributions are attributable to:

        (a) contributions made pursuant to a salary reduction agreement (except to the extent attributable to assets held as of the close of the last year beginning before January 1, 1989); or
        (b) amounts transferred to this policy from a contract or account that was subject to such conditions. In the event of a hardship, income attributable to such contributions or amount shall not be distributed.

9. Contributions made pursuant to a salary reduction agreement in connection with the plan under which this policy is purchased may not in any taxable year exceed the amount specified in Code Section 402(g)(4).

10. This policy shall be subject to and interpreted in conformity with the provisions, terms and conditions of the TSA annuity plan document of which this policy is a part, if any, and with the terms and conditions of Sections 403(b) of the Code, the regulations thereunder, and other applicable law (including without limitation the Employee Retirement Income Security Act of 1974, as amended, if applicable), as determined by the plan administrator or other designated plan fiduciary or, if none, you.

        Canada Life is not a plan administrator or fiduciary, and is under no obligation either to:

        (a) determine whether any contribution, distribution or transfer under the policy complies with the provisions, terms and condition of such plan or with applicable law; or
        (b) administer such plan, including, without limitation, any provisions required by the Retirement Equity Act of 1984.

11. Notwithstanding any other provision to the contrary in the policy or the TSA annuity plan, if any, Canada Life reserves the right to amend or modify the policy or this rider, but only to the extent necessary to comply with any law, regulation, ruling or other requirement as instruct by the plan administrator, trustee or fiduciary to establish or maintain the tax advantages, protection or benefits available to such TSA policy under Code Section 403(b) or any applicable law.

                    CANADA LIFE INSURANCE COMPANY OF AMERICA

                [SIG]                                           [SIG]



              Secretary                                       President




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